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                                                                    EXHIBIT 5.1




                      [VINSON & ELKINS L.L.P. LETTERHEAD]




                                November 3, 1997




Pioneer Natural Resources Company
1400 Williams Square West
5205 North O'Connor Blvd.
Irving, Texas  75039

Ladies and Gentlemen:

         We have acted as counsel for Pioneer Natural Resources Company, a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), of the
offer and issuance of           shares of common stock, par value $.01 per share
(the "Pioneer Common Stock") of the Company pursuant to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on November 3, 1997 (the "Registration Statement").

         In reaching the opinions set forth herein, we have examined and are familiar with the originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations, and other instructions as we have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company and (iii) the Amended and Restated By-Laws of the Company.

         We have assumed that (i) all information contained in all documents reviewed by us is true, correct, and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and compete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents. In addition, we have assumed that: (i) the shares of Pioneer Common Stock that have yet to be issued will be issued in accordance with the Combination Agreement in the form previously reviewed by us (the "Combination Agreement"), (ii) the full consideration for each share of Pioneer Common Stock that has yet to be issued shall be received by the Company and in no event shall be less than the par value of such share of Pioneer Common Stock, and (iii) certificates evidencing the shares of Pioneer Common Stock that have yet to be issued shall be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law ("DGCL").



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Pioneer Natural Resources Company
November 3, 1997
Page 2

         Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that the shares of Pioneer Common Stock, when issued in accordance with the Combination Agreement, will be validly issued by the Company, fully paid, and non-assessable.

         This opinion is limited in all respects to the DGCL and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware, and the opinion herein as to the DGCL is based upon the latest unofficial compilation thereof available to us.

         This opinion letter may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to us under the caption "Legal Matters" in the Registration Statement and in the Prospectus included in the Registration Statement, as having passed on the validly of the shares of Pioneer Common Stock. In giving this consent, however, we do not thereby admit that we fall within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                           Very truly yours,

                                           /s/  VINSON & ELKINS L.L.P.